SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

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Aclaris Therapeutics, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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ACLARIS THERAPEUTICS, INC.

101 Lindenwood Drive, Suite 400

Malvern, Pennsylvania 19355

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 29, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Aclaris Therapeutics, Inc., a Delaware corporation (the “Company”).  The meeting will be held on Wednesday, June 29, 2016 at 9:00a.m. local time at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 for the following purposes:

1.To elect the two nominees for director named herein to hold office until the 2019 Annual Meeting of Stockholders.

2.To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

3.To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is May 16, 2016.  Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 29, 2016 at 9:00 a.m. at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355.

The letter to stockholders, proxy statement and annual report to stockholders are available at: https://materials.proxyvote.com/00461U

By Order of the Board of Directors

Kamil Ali-Jackson

Secretary

Malvern, Pennsylvania

May 20, 2016

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You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or on the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

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ACLARIS THERAPEUTICS, INC.

101 Lindenwood Drive, Suite 400

Malvern, Pennsylvania 19355

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

June 29, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (the “Board”) of Aclaris Therapeutics, Inc. (sometimes referred to as the “Company” or “Aclaris”) is soliciting your proxy to vote at the 2016 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the Internet.

We intend to mail these proxy materials on or about May 20, 2016 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Wednesday, June 29, 2016 at 9:00 a.m. local time at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355. Directions to the annual meeting may be found at www.desmondgv.com.  Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on May 16, 2016 will be entitled to vote at the annual meeting.  On this record date, there were 20,316,923 shares of common stock outstanding and entitled to vote.

Stockholder of Record:  Shares Registered in Your Name

If at the close of business on May 16, 2016 your shares were registered directly in your name with Aclaris Therapeutics, Inc.’s transfer agent, Broadridge Corporate Issuer Solutions, Inc., then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If at the close of business on May 16, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization.  The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

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What am I voting on?

There are two matters scheduled for a vote:

•	Election of two directors; and
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Ratification of selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify.  For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy on the Internet.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.
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To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your telephone vote must be received by 11:59 p.m. Eastern Time on June 28, 2016 to be counted.

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To vote on the Internet, go to www.proxyvote.com to complete an electronic proxy card.  You will be asked to provide the company number and control number from the enclosed proxy card.  Your Internet vote must be received by 11:59 p.m. Eastern Time on June 28, 2016 to be counted.

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To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Aclaris Therapeutics, Inc.  Simply complete and mail the voting instruction form to ensure that your vote is counted.  Alternatively, you may vote by telephone or on the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions.  However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

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How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own at the close of business on May 16, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, on the Internet, by completing your proxy card or in person at the annual meeting, your shares will not be voted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares,  the question of whether your broker or nominee will still be able to vote your shares depends on whether the particular proposal is deemed to be a “routine” matter.   Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters.  Under the applicable rules and interpretations, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported.  Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instruction, but may vote your shares on Proposal 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of PricewaterhouseCoopers LLP as our registered public accounting firm for the fiscal year ending December 31, 2016.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts.  Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may grant a subsequent proxy by telephone or on the Internet.
•	You may submit another properly completed proxy card with a later date.

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•	You may send a timely written notice that you are revoking your proxy to Aclaris Therapeutics, Inc.’s Secretary at 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355.
•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner:  Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by January 20, 2017, to our Corporate Secretary at 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355.  If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2017 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between March 1, 2017 and March 31, 2017; provided, however that if next year's annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 29, 2017, your proposal must be submitted not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Your notice to the Corporate Secretary must set forth information specified in our amended and restated bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.

If you propose to bring business before an annual meeting other than a director nomination, your notice must also include, as to each matter proposed, the following: 1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting that business at the annual meeting and 2) any material interest you have in that business.  If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: 1) the name, age, business address and residence address of the person, 2) the principal occupation or employment of the person, 3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, 4) the date or dates on which the shares were acquired and the investment intent of the acquisition and 5) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person’s written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack of independence, of the proposed nominee.

For more information, and for more detailed requirements, please refer to our amended and restated bylaws, filed as Exhibit 3.2 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on October 13, 2015.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes and, with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, votes “For,” “Against” and abstentions. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

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What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

To be approved, Proposal No. 2, ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016, must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter.  If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy.  At the close of business on the record date, there were 20,316,923 shares outstanding and entitled to vote. Thus, the holders of 20,316,923 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy by telephone, internet or proxy card (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.  Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting.  If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The letter to stockholders, proxy statement and annual report to stockholders are available at https://materials.proxyvote.com/00461U.

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Proposal 1

Election Of Directors

Our Board is divided into three classes.  Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term.  Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors.  A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has six members.  There are two directors in the class whose term of office expires in 2016.    Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the annual meeting, each of these nominees would serve until the 2019 annual meeting and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.  It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting.  We elected directors by written consent of our stockholders during 2015 and therefore did not hold an annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors.  Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board.  Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

The Nominating and Corporate Governance Committee of our Board seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Nominating and Corporate Governance Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Nominating and Corporate Governance Committee views as critical to effective functioning of the Board.

The biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director. However, each member of the committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Nominees for Election for a Three-year Term Expiring at the 2019 Annual Meeting

Neal Walker, age 46

Neal Walker co-founded our company and has served as President and Chief Executive Officer and a member of our Board since our inception in July 2012. Dr. Walker co-founded NeXeption, LLC, a biopharmaceutical assets management company, in August 2012. Between July 2011 and July 2012, Dr. Walker served as a consultant to a number of pharmaceutical companies. Dr. Walker co-founded and served as President and Chief Executive Officer and a member of the board of directors of Vicept Therapeutics, Inc., a dermatology-focused specialty pharmaceutical company, from 2009 until its acquisition by Allergan, Inc. in July 2011. Previously, Dr. Walker co-founded and led a number of life science companies, including Octagon Research Solutions, Inc., a software and services provider to biopharmaceutical companies (acquired by Accenture plc), Trigenesis Therapeutics, Inc., a specialty dermatology company, where he served as Chief Medical Officer (acquired by Dr. Reddy's Laboratories Inc.), and Cutix Inc., a commercial dermatology company. He began his pharmaceutical industry career at Johnson and Johnson, Inc. Dr. Walker is a director of Alderya Therapeutics, Inc, a publicly held biotechnology company, as well as several private biotechnology companies. Dr. Walker received his M.B.A. degree from The Wharton School, University of Pennsylvania, his Doctor of Osteopathic Medicine degree from

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the Philadelphia College of Osteopathic Medicine and a B.A. degree in Biology from Lehigh University. Dr. Walker's experience as a board-certified dermatologist and the founder of our company and other pharmaceutical companies, his background in clinical and product development in dermatology and other fields, and his knowledge of the pharmaceutical industry contributed to the conclusion of our Board that he should serve as a director of our company.

Albert Cha, M.D., Ph.D., age 44

Albert Cha, M.D., Ph.D. has served as a member of our Board since August 2012. In 2000, Dr. Cha joined Vivo Capital, a healthcare investment firm, where he has served in various positions, and he currently serves as a managing partner. Dr. Cha currently serves as a member of the boards of directors of several privately held biotechnology and medical device companies. Dr. Cha holds B.S. and M.S. degrees in Electrical Engineering from Stanford University and an M.D. degree and Ph.D. degree in Neuroscience from the University of California at Los Angeles. Our Board believes that Dr. Cha's substantial experience with companies in the healthcare sector and his financial and business experience qualify him to serve as a director of our company.

The Board Of Directors Recommends

A Vote In Favor Of Each Named Nominee.

Directors Continuing in Office Until the 2017 Annual Meeting

Anand Mehra, M.D., age 40

Anand Mehra, M.D. has served as a member of our Board since September 2014. Dr. Mehra joined Sofinnova Ventures, a venture capital firm, in 2007 and currently serves as a general partner. Prior to joining Sofinnova, Dr. Mehra worked in J.P. Morgan's private equity and venture capital group, and before that, Dr. Mehra was a consultant in McKinsey & Company's pharmaceutical practice. Dr. Mehra currently serves on the boards of directors of the publicly held companies Spark Therapeutics, Inc., Aerie Pharmaceuticals, Inc. and Marinus Pharmaceuticals, Inc., as well as several private companies. Dr. Mehra received his B.A. degree in political philosophy from the University of Virginia and an M.D. degree from Columbia University's College of Physicians and Surgeons. Our Board believes that Dr. Mehra is qualified to serve on our Board because of his extensive experience in the life sciences industry, his service on the boards of directors of other public life sciences companies and his extensive leadership experience.

Stephen A. Tullman, age 50

Stephen A. Tullman has served as Chairman of our Board since August 2012. Mr. Tullman co-founded NeXeption, Inc. in May 2011 and NeXeption, LLC in August 2012 and currently serves as the managing member of NeXeption, LLC and certain of its affiliates. He previously served as Chairman, President and Chief Executive Officer of Ceptaris Therapeutics, Inc., a biopharmaceutical company, from May 2011 until its acquisition by Actelion US Holdings Company, a subsidiary of Actelion Ltd, in September 2013. Mr. Tullman served as Chairman of Vicept Therapeutics, Inc. from 2009 until its acquisition by Allergan, Inc. in July 2011. In 2005, Mr. Tullman co-founded Ception Therapeutics, Inc. and served as its President and Chief Executive Officer until its acquisition by Cephalon, Inc. in 2010. In 2003, Mr. Tullman co-founded Trigenesis Therapeutics, Inc., where he served as its Chief Business Officer (acquired by Dr. Reddy's Laboratories Inc.) Mr. Tullman began his career at SmithKline Beecham, a pharmaceutical company, where he held positions of increasing responsibility in finance, sales, marketing, and research and development. Mr. Tullman currently serves as the chairman of the board of directors of Ralexar Therapeutics, Inc., a specialty dermatology company, and on the boards of directors of several other privately held companies. Mr. Tullman received a B.S. degree in Accounting from Rutgers University. Our Board believes that Mr. Tullman's leadership, executive, managerial and business experience with several life sciences companies qualify him to serve as a director of our company.

Directors Continuing in Office Until the 2018 Annual Meeting

Richard A. Bierly, age 60

Richard A. Bierly was appointed to our Board as of the date of October 6, 2015. From March 2014 until April 2016, Mr. Bierly served as the chief financial officer of Medivation, Inc., a publicly traded biopharmaceutical company. Mr. Bierly

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will retire from Medivation in July 2016, after which he will remain a consultant until September 2016. Mr. Bierly served as an executive director in Ernst & Young LLP's Financial Accounting Advisory Services practice for life sciences and other clients from September 2013 to March 2014, where he provided advisory services in connection with finance function transformations. From 1999 to 2012, he served in several leadership roles at Johnson & Johnson, including from August 2010 to 2012 as vice president, global finance services, where he was responsible for a New Jersey-based shared services center providing financial accounting services to Johnson & Johnson’s U.S.-based operating companies. At Johnson & Johnson, Mr. Bierly also served as vice president, finance of Centocor, Inc., and as vice president, finance, of Ortho Biotech LP, both subsidiaries of Johnson & Johnson. Mr. Bierly received his Bachelor of Business Administration degree from Pennsylvania State University and is a certified public accountant in Pennsylvania (inactive) and New Jersey (inactive). Our Board believes that Mr. Bierly's financial acumen and substantial biotechnology industry experience qualify him to serve as a director of our company.

Christopher Molineaux, age 50

Christopher Molineaux has served as a member of our Board since January 2014. Since 2009, Mr. Molineaux has served as President and Chief Executive Officer of Pennsylvania Bio, a pharmaceutical and biotech industry advocacy organization. Prior to joining Pennsylvania Bio, Mr. Molineaux served as worldwide Vice President of pharmaceutical communication and public affairs for Johnson & Johnson. Mr. Molineaux previously served as Vice President for Public Affairs at the Pharmaceutical Research and Manufacturers Association. He holds a B.A. degree from the College of the Holy Cross. Our Board believes that Mr. Molineaux's substantial pharmaceutical and biotechnology industry experience qualifies him to serve as a director of our company.

information regarding the board of directors and corporate governance

Independence of The Board of Directors

As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and our company, senior management and independent auditors, the Board has affirmatively determined that four of our six directors are independent directors within the meaning of the applicable NASDAQ listing standards: Messrs. Molineaux and Bierly and Drs. Cha and Mehra.  In making these determinations, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with our company.

Board Leadership Structure

Mr. Tullman is the Chairman of the Board and has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Chairman of the Board has substantial ability to shape the work of the Board.  The Company believes that separating the positions of Chairman and Chief Executive Officer creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  The Company believes that this separation can enhance the effectiveness of the Board as a whole.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process.  The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a

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determination of the nature and level of risk appropriate for the Company.  Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function.  Our nominating and corporate governance committee monitors the effectiveness of our corporate governance principles, including whether they are successful in preventing illegal or improper liability-creating conduct.  Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.  The Board has delegated to the Chairman of the Board the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

Meetings of The Board of Directors

The Board met four times during 2015.  Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of 2015 for which he was a director or committee member.

Information Regarding Committees of the Board of Directors

The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.  The following table provides membership and meeting information for 2015 for each of these committees.  The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his individual exercise of independent judgment with regard to the Company.

Name	Audit	Compensation	Nominating and Corporate Governance
Richard A. Bierly	X*
Albert Cha, M.D., Ph.D.		X*	X
Anand Mehra, M.D.	X
Christopher Molineaux	X	X	X*
Total meetings in 2015	3	4	3

*Committee Chairman

Below is a description of each of these committees of the Board.  Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the Company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal control over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns

11.

regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is composed of three directors: Mr. Bierly, Mr. Molineaux and Dr. Mehra. The Audit Committee met three times during 2015.  The Board has adopted a written Audit Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and under Rule 10A-3 under the Exchange Act).

The Board has also determined that Mr. Bierly qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Bierly’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

Report of the Audit Committee of the Board of Directors (1)

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2015 with management of the Company.  The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”).  The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.  Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Mr. Richard Bierly
Mr. Christopher Molineaux
Dr. Anand Mehra

(1)

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of two directors: Dr. Cha and Mr. Molineaux.  All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the NASDAQ listing standards). The Compensation Committee met four times during 2015. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.aclaristx.com.

The Compensation Committee of the Board acts on behalf of the Board to review, adopt and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate and individual performance objectives relevant to the compensation of the Company’s executive officers and members of senior management and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of the Company’s Chief Executive Officer and the other executive officers;

•	compensation of the Company’s non-employee directors; and
•	administration of the Company’s equity compensation plans and other similar plan and programs.

12.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets quarterly and with greater frequency if necessary.  The agenda for each meeting is usually developed by the Chairman of the Compensation Committee, in consultation with management.  The Compensation Committee meets regularly in executive session.  However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings.  The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Compensation Committee.  In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the Compensation Committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

During 2015, after taking into consideration the six factors prescribed by the SEC and NASDAQ,  the Compensation Committee engaged Compensia, Inc., a compensation consulting firm, as a compensation consultant. The Compensation Committee has assessed Compensia’s independence and determined that Compensia had no conflicts of interest in connection with its provisions of services to the Compensation Committee. Specifically, the Compensation Committee engaged Compensia to suggest a peer company group composed of public companies comparable to us and conduct an executive compensation assessment analyzing the current cash and equity compensation of our executive officers, directors and other senior management against compensation for similarly situated executives at our peer group companies. Our management did not have the ability to direct Compensia’s work.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. The Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer.    In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted.  For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant to be comparable to us.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board, making

13.

recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of management and the Board, and developing a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of two directors: Dr. Cha and Mr. Molineaux.  All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met three times during 2015. The Board has adopted a written Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website and www.aclarixtx.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics.  The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company’s stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders.  In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The Committee also takes into account the results of the Board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.  The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board.  The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee in care of our Corporate Secretary at 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355.  Any such recommendation should be delivered at least 120 days prior to the anniversary date of the mailing of the Company’s proxy statement for the last Annual Meeting of Stockholders.  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year.  Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Communications With The Board Of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to our

14.

Corporate Secretary at 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355. Each communication must set forth:

•	the name and address of the stockholder on whose behalf the communication is sent; and
•	the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

The Secretary will review each communication.  The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

Code of Ethics

We have adopted the Aclaris Therapeutics, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees.  The Code of Business Conduct and Ethics is available on our website at www.aclaristx.com.    If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

15.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31,  2016 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the annual meeting. Pricewaterhouse Coopers LLP has audited the Company’s financial statements beginning with the year ended December 31, 201[3][4][ß NTD: To be confirmed].  Representatives of Pricewaterhouse Coopers LLP are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s amended and restated bylaws nor other governing documents or law require stockholder ratification of the selection of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm.  However, the Audit Committee of the Board is submitting the selection of Pricewaterhouse Coopers LLP to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the annual meeting will be required to ratify the selection of Pricewaterhouse Coopers LLP.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2015 and 2014 by Pricewaterhouse Coopers LLP, our principal accountant.

	Fiscal Year Ended December 31,
	2015	2014
	(in thousands)
Audit Fees	$ 885,540	$ 40,558

The fees billed or incurred by PricewaterhouseCoopers LLP for professional services rendered in connection with the annual audit of our financial statements for the year ended December 31, 2015 include the review of quarterly financial statements included in our quarterly reports on Form 10-Q, the consents issued for our registration statements, and the statements included in our filings with the SEC for our initial public offering of common stock.

All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, PricewaterhouseCoopers LLP.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts.  Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service.  The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Board of Directors Recommends

A Vote in Favor of Proposal 2.

16.

Management

The following table sets forth information concerning our executive officers.

Name	Position
Neal Walker (1)	President and Chief Executive Officer
Christopher Powala (2)	Chief Operating Officer
Stuart Shanler, M.D. (2)	Chief Scientific Officer
Kamil Ali-Jackson (1)	Chief Legal Officer
Frank Ruffo (1)	Chief Financial Officer

(1)

This executive officer is a member of another company that has a wholly owned subsidiary that leases office space to us. See “Certain Relationships and Related Party Transactions - Subleases” for additional information.

(2)

This executive officer provides part-time services to another company under common control with us. Under a services agreement with NST Consulting, LLC, we are reimbursed by NST Consulting, LLC for the services provided by the executive officer to the other company. See “Certain Relationships and Related Party Transactions — Services Agreements” for additional information.

Executive Officers who are not Directors

The following sets forth certain information with respect to our executive officers who are not also directors.  Information with respect to Mr. Walker is set forth above under Proposal 1, Election of Directors.

Christopher Powala, age 56

Christopher Powala co-founded our company and has served as our Chief Operating Officer since our inception in July 2012. Since January 2014, Mr. Powala has served part-time as a regulatory consultant at Ralexar Therapeutics, Inc. (formerly Alexar Therapeutics, Inc.), a specialty dermatology company. Between July 2011 and July 2012, Mr. Powala served as a consultant to a number of pharmaceutical companies. Mr. Powala co-founded and served as Chief Operating Officer of Vicept Therapeutics, Inc. from 2009 until its acquisition by Allergan, Inc. in July 2011. Prior to joining Vicept Therapeutics, Inc., from 2008 to 2009, he served as Vice President, Clinical Operations & Global Regulatory Affairs for Vital Therapies, Inc., a biotechnology company. From 1993 to 2008, Mr. Powala was with CollaGenex Pharmaceuticals, Inc, a dermatology-focused specialty pharmaceutical company, where he served as Vice President, Drug Development and Regulatory Affairs. Previously, Mr. Powala also held various positions in product development and regulatory affairs at Wyeth Laboratories, Inc. Mr. Powala received his bachelor's degree in Biology from State University of New York-Regents College.

Stuart Shanler, M.D., age 55

Stuart Shanler, M.D. co-founded our company and has served as our Chief Scientific Officer since our inception in July 2012. Since January 2014, Dr. Shanler has served part-time as a medical and clinical development consultant at Ralexar Therapeutics, Inc., a specialty dermatology company. Between July 2011 and July 2012, Dr. Shanler served as a consultant to a number of pharmaceutical companies. Dr. Shanler co-invented a topical rosacea drug for, and co-founded and served as Chief Scientific Officer of, Vicept Therapeutics, Inc. from 2009 until its acquisition by Allergan, Inc. in July 2011. Previously, Dr. Shanler was a dermatologic surgeon in private practice. Dr. Shanler is a board-certified dermatologist and received his M.D. degree from Albany Medical College of Union University and received B.S. degrees in Biology and the Biological Basis of Behavior from the University of Pennsylvania.

Kamil Ali-Jackson, age 57

Kamil Ali-Jackson co-founded our company and has served as our Chief Legal Officer since our inception in July 2012. Ms. Ali-Jackson also serves as Chief Compliance Officer and Secretary. In addition, since May 2011, Ms. Ali-Jackson has

17.

served as the Chief Legal Officer of NeXeption, Inc. and certain of its affiliates. From January 2014 to December 2015, Ms. Ali-Jackson served part-time as the Chief Legal Officer of Ralexar Therapeutics, Inc., a specialty dermatology company. From May 2011 until its acquisition by Actelion US Holdings Company, a subsidiary of Actelion Ltd., in September 2013, Ms. Ali-Jackson served as Chief Legal Officer, Chief Compliance Officer and Secretary of Ceptaris Therapeutics, Inc., a biotechnology company. From October 2010 to September 2011, she was a consultant to a private specialty pharmaceutical company. From 2006 to May 2010, she served as General Counsel and Secretary of Ception Therapeutics, Inc., a biotechnology company that was acquired by Cephalon, Inc. Previously, Ms. Ali-Jackson served as legal counsel and a licensing business executive for a number of pharmaceutical companies, including Merck & Co., Inc., Dr. Reddy's Laboratories Inc. and Endo Pharmaceuticals, Inc. Ms. Ali-Jackson received her J.D. degree from Harvard Law School and A.B. degree in Politics from Princeton University.

Frank Ruffo, age 50

Frank Ruffo co-founded our company and has served as our Chief Financial Officer since our inception in July 2012. From January 2014 to December 2015, Mr. Ruffo served part-time as a financial consultant at Ralexar Therapeutics, Inc., a specialty dermatology company. Mr. Ruffo also served part-time as the Chief Financial Officer of VenatoRx Pharmaceuticals Inc., a pharmaceutical company, from October 2011 to November 2014 and the Chief Financial Officer of BioLeap, Inc. from January 2010 to January 2013. Prior to joining our company, Mr. Ruffo co-founded and served as Chief Financial Officer of Vicept Therapeutics, Inc. from 2009 until its acquisition by Allergan, Inc. in July 2011. Prior to joining Vicept Therapeutics, Inc., from 1996 to 2008, Mr. Ruffo served as the Vice President, Finance and Controller of CollaGenex Pharmaceuticals, Inc. He is a certified public accountant in Pennsylvania (inactive since 2008). Mr. Ruffo received his B.S. degree in Accounting from LaSalle University.

18.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of our common stock as of February 1, 2016 by: (i) each director; (ii) each of the executive officers listed in the Summary Compensation Table; (iii) all currently serving executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Except as otherwise noted below, the address for persons listed in the table is c/o Aclaris Therapeutics, Inc., 101 Lindenwood Drive, Malvern, Pennsylvania 19355.

Beneficial Owner (1)	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Vivo Ventures Fund VII, LP. (2)	4,191,397	20.8%
FMR LLC (3)	3,804,279	18.9
RA Capital Management, LLC (4)	2,564,553	12.7
Sofinnova Venture Partners VIII, L.P. (5)	2,289,480	11.4
Franklin Advisers, Inc. (6)	1,654,894	8.2
Named Executive Officers and Directors:
Neal Walker (7)	1,158,914	5.6
Christopher Powala (8)	384,241	1.9
Stuart Shanler, M.D. (9)	379,628	1.9
Stephen A. Tullman (10)	1,000,694	4.9
Albert Cha, M.D., Ph.D. (2)	4,191,397	20.8
Christopher Molineaux (11)	17,616	*
Anand Mehra, M.D. (5)	2,289,480	11.4
Richard Bierly (12)	2,472	*
All current directors and executive officers as a group (10 persons) (13)	9,759,184	46.4

*      Less than one percent.

(1)

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G if any filed with the SEC.   Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 20,157,503 shares outstanding on February 1, 2016, adjusted as required by rules promulgated by the SEC.

(2)

This information has been obtained from a Schedule 13D filed on October 20, 2015 by Vivo Ventures Fund VII, L.P. (“Vivo VII”), Vivo Ventures VII Affiliates Fund, L.P. (“Vivo VII Affiliates”) and Vivo Ventures VII, LLC (“Vivo VII LLC”). Vivo VII LLC is the sole general partner of each of Vivo VII and Vivo VII Affiliates. The managing members of Vivo VII LLC are Drs. Albert Cha (a member of our Board), Edgar Engleman and Frank Kung, each of whom may be deemed to have shared voting and dispositive power over the shares listed in the table. The principal business address of these persons and entities is 575 High Street, Suite 201, Palo Alto, California 94301.

(3)

This information has been obtained from a Schedule 13G filed on October 14, 2015 by FMR LLC.  Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(4)

This information has been obtained from a Schedule 13G/A filed on February 16, 2016 by Peter Kolchinsky, RA Capital Management, LLC (“Capital”), and RA Capital Healthcare Fund, L.P. (the “Fund”). Each of Capital and Mr. Kolchinsky share voting and investment power with respect to all of the reported shares, and the Fund shares voting and investment power with respect to 2,146,914 shares.  Capital is the general partner of the Fund. Mr. Kolchinsky is

19.

the manager of Capital. As the investment adviser to the Fund, Capital may be deemed a beneficial owner of the shares owned by the Fund. As the manager of Capital, Mr. Kolchinsky may be deemed a beneficial owner of the shares beneficially owned by Capital. The address of these persons and entities is 20 Park Plaza, Suite 1200, Boston, Massachusetts 02116.

(5)

This information has been obtained from a Schedule 13D filed on October 16, 2015 by Sofinnova Venture Partners VIII, L.P., a Delaware limited partnership (“SVP VIII”), Sofinnova Management VIII, L.L.C., a Delaware limited liability company (“SM VIII”), Srinivas Akkaraju, Michael F. Powell, James I. Healy and Anand Mehra.  SM VIII is the general partner of SVP VIII, and Drs. Mehra (a member of our Board), Healy, Powell and Akkaraju, the managing members of SM VIII, may be deemed to have shared voting and dispositive power with respect to such shares. The address of these persons and entities is c/o Sofinnova Ventures, Inc., 3000 Sand Hill Road, Bldg. 4, Suite 250, Menlo Park, California 94025.

(6)

This information has been obtained from a Schedule 13G filed on February 3, 2016 by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc.  Messrs. Charles B. Johnson and Rupert H. Johnson are the principal shareholders of Franklin Resources, Inc, and may be deemed a beneficial owner of the shares beneficially owned by that entity. The address of these persons and entities is One Franklin Parkway, San Mateo, California 94403-1906.

(7)

Consists of (a) 785,507 shares of common stock and (b) 373,407 shares of common stock underlying options that are immediately exercisable. Does not include shares of common stock held by NeXeption, LLC, of which Dr. Walker is a member but does not have sole or shared voting or dispositive power over the shares of our common stock held by that entity.

(8)

Consists of (a) 130,434 shares of common stock held directly by Mr. Powala, (b) 130,434 shares of common stock held by the Christopher V. Powala Aclaris Irrevocable Trust, of which Mr. Powala serves as the trustee, and (c) 123,373 shares of common stock underlying options that are immediately exercisable.

(9)	Consists of (a) 260,869 shares of common stock and (b) 118,759 shares of common stock underlying options that are immediately exercisable.
(10)

Consists of (a) 394,014 shares of common stock held by the 2007 Irrevocable Trust of Stephen A. Tullman, of which Mr. Tullman's wife serves as the trustee, (b) 521,739 shares of common stock held by NeXeption, LLC, of which Mr. Tullman is the Manager and, accordingly, may be deemed to share voting and dispositive power, and (c) 84,941 shares of common stock underlying options that are immediately exercisable.

(11)	Consists of 17,616 shares of common stock underlying options that are immediately exercisable.
(12)	Consists of 2,472 shares of common stock underlying options that are exercisable within 60 days of February 1, 2016.
(13)	Consists of (a) 10,380,612 shares of common stock and (b) 911,056 shares of common stock underlying options that are exercisable within 60 days of February 1, 2016.

20.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities.  Officers, directors and more than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon a review of Forms 3 and 4 and amendments thereto furnished to us and written representations provided to us by all of our directors and executive officers and certain of our more than 10% stockholders, we believe that during the year ended December 31, 2015, our directors, executive officers and more than 10% stockholders complied with all applicable Section 16(a) filing requirements.

21.

Executive Compensation

For the year ended December 31, 2015, our Chief Executive Officer and our two other most highly compensated executive officers were:

•	Neal Walker, our President and Chief Executive Officer;
•	Christopher Powala, our Chief Operating Officer; and
•	Stuart Shanler, our Chief Scientific Officer.

We refer to these executive officers in this proxy statement as our named executive officers.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2015 and 2014. Under a services agreement, we provided the part-time services of Mr. Powala and Dr. Shanler to Ralexar Therapeutics, Inc., a company under common control with us, and NST Consulting, LLC reimbursed us for these services based on the percentage of time the named executive officer spent on matters related to Ralexar.  The salary amounts set forth in the table below represent the total salary earned by the named executive officer during the indicated year, including amounts reimbursed by NST Consulting, LLC to us. For more information regarding our services agreement with NST Consulting, LLC, see “Certain Relationships and Related Party Transactions — Services Agreements.”

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Neal Walker	2015	344,999	4,707,527	335,556	138,000	11,120	5,537,202
President and Chief Executive Officer	2014	339,900	241,420	--	101,970	10,968	694,258
Christopher Powala	2015	305,271	1,838,108	186,420	91,581	11,948	2,433,328
Chief Operating Officer	2014	300,760	79,875	--	90,228	11,708	482,571
Stuart Shanler	2015	287,499	1,710,920	166,344	86,250	45,278	2,296,291
Chief Scientific Officer	2014	283,250	77,602	--	84,975	45,188	491,015

(1)

The amounts reflect the full grant date fair value for awards granted during the indicated year. The grant date fair value was computed in accordance with ASC Topic 718, Compensation—Stock Compensation. Unlike the calculations contained in our financial statements, this calculation does not give effect to any estimate of forfeitures related to service-based vesting, but assumes that the executive will perform the requisite service for the award to vest in full. The assumptions we used in valuing options and stock awards are described in Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)

The amounts reflect the portion of each officer’s target bonus paid based on the achievement of our corporate goals, which for 2015 are discussed further below under “—Narrative to Summary Compensation Table—Annual Bonus.”

(3)

In 2014 and 2015, we reimbursed Dr. Shanler an amount of $33,600 for corporate housing expenses that he incurred. The other amounts shown in the “All Other Compensation” column primarily consist of company matching contributions to the officer’s 401(k) plan account.

Narrative to Summary Compensation Table

We review compensation annually for all employees, including our executives. In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short- and long-term results that are in the best interests of our stockholders and a long-term commitment to our company. We do not target a specific competitive position or a specific mix of compensation among base salary, bonus or long-term incentives.

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The Compensation Committee of our Board has historically determined our executives’ compensation. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then recommends the compensation for each executive officer. Our Compensation Committee, without members of management present, discusses and ultimately approves the compensation of our executive officers. Prior to 2015, our Compensation Committee had not engaged a compensation consultant or adopted a peer group of companies for purposes of determining executive compensation. In August 2015, the Compensation Committee retained Compensia, Inc., a compensation consulting firm, to evaluate and make recommendations with respect to our executive compensation program.

Annual Base Salary

The following table presents the base salaries for each of our named executive officers for 2016, 2015 and 2014.  The base salaries for 2016 became effective on January 1, 2016 for all of our named executive officers.

Name	2016 Base Salary ($)	2015 Base Salary ($)	2014 Base Salary ($)
Neal Walker	420,000	344,999	339,900
Christopher Powala	345,000	305,271	300,760
Stuart Shanler	330,000	287,499	283,250

Annual Bonus

We seek to motivate and reward our executives for achievements relative to our corporate goals and expectations for each fiscal year. For each of 2015 and 2014, the target bonus was 30% of each named executive officer's base salary.  For 2016, the target bonus for Dr. Walker is 50% of his base salary and the target bonus for each of Mr. Powala and Dr. Shanler is 35% of each of their respective base salaries.

For 2015, bonuses were awarded based on our achievement of specified corporate goals, including our clinical development and capital raising activities. Based on the level of achievement, our Compensation Committee awarded Dr. Walker 133% of his target bonus for 2015 and awarded Mr. Powala and Dr. Shanler 100% of their target bonuses for 2015. These actual bonus amounts are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.

Long-Term Incentives

Our 2012 equity compensation plan (the “2012 Plan”) authorized us to make grants to eligible recipients of non-qualified stock options, incentive stock options and restricted stock awards. All of our awards under this plan were in the form of stock options. Effective upon the consummation of our initial public offering in October 2015, no further options or stock awards may be granted under our 2012 Plan, but all outstanding stock awards will continue to be governed by their existing terms. In connection with the initial public offering, our Board adopted, and our stockholders approved, the 2015 Equity Incentive Plan (the “2015 Plan”). The 2015 Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code (the “Code”) to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of stock compensation to our employees, including officers, consultants and directors. Our 2015 Plan also provides for the grant of performance cash awards to our employees, consultants and directors. We have issued stock options and restricted stock units from the 2015 Plan.

We award stock options on the date the Compensation Committee approves the grant. We set the option exercise price and grant date fair value based on our per-share valuation on the date of grant. The shares underlying options granted under our 2012 Plan typically vest 25% one year from the date of grant and the remaining shares vest in 36 equal monthly installments thereafter.  Under our 2015 Plan, restricted stock units and shares underlying stock options typically vest in four annual increments.

In September 2015, our Compensation Committee awarded options to Dr. Walker, Mr. Powala and Dr. Shanler to purchase 211,019 shares, 69,636 shares and 66,471 shares of our common stock, respectively. Each of these options has an exercise

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price of $10.66 per share. In December 2015, our Compensation Committee approved additional option grants to Dr. Walker, Mr. Powala and Dr. Shanler to purchase 137,335 shares, 58,516 shares and 53,833 shares of our common stock, respectively. Each of these options has an exercise price of $28.68 per share. In December 2015, our Compensation Committee also approved restricted stock unit awards to Dr. Walker, Mr. Powala and Dr. Shanler in the amount of 11,700 shares, 6,500 shares and 5,800 shares of our common stock, respectively.

Employment Arrangements

Please see “—Potential Payments upon Termination of Employment or upon Change in Control” below for information regarding the employment and severance agreements for each of our named executive officers.

Outstanding Equity Awards at End of 2015

The following table provides information about outstanding stock options and restricted stock units held by each of our named executive officers at December 31, 2015. None of our named executive officers held other stock awards at the end of 2015.

			Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options (#)
Name	Type of Award	Equity Incentive Plan	Exercisable	Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)(7)
Neal Walker	Option	2012	14,516	29,032(2)	0.73	08/12/2024
	Option	2012	29,710	89,130(3)	1.52	12/07/2024
	Option	2012	—	211,019(4)	10.66	8/31/2025
	Option	2015	—	137,335(5)	28.68	12/17/2025
	RSU	2015					11,700(6)	315,198
Christopher Powala	Option	2012	4,820	9,642(2)	0.73	08/12/2024
	Option	2012	9,818	29,457(3)	1.52	12/07/2024
	Option	2012	—	69,636(4)	10.66	08/31/2025
	Option	2015	—	58,516(5)	28.68	12/17/2025
	RSU	2015					6,500(6)	175,110
Stuart Shanler	Option	2012	4,820	9,642(2)	0.73	08/12/2024
	Option	2012	9,456	28,370(3)	1.52	12/07/2024
	Option	2012	—	66,471(4)	10.66	8/31/2025
	Option	2015	—	53,833(5)	28.68	12/17/2025
	RSU	2015					5,800(6)	156,252

(1)

All options granted to date under our 2012 Plan to the named executive officers are exercisable immediately, subject to a repurchase right in our favor that lapses as the option vests. This column reflects the number of options held by our named executive officers that were unvested, as opposed to unexercisable, as of December 31, 2015.

(2)

25% of the total shares underlying this option vested on August 13, 2015. The remaining shares vest 1/36th monthly through August 13, 2018, subject to the officer’s continued service through each applicable vesting date.

(3)

25% of the total shares underlying this option vested on December 8, 2015. The remaining shares vest 1/36th monthly through December 8, 2018, subject to the officer’s continued service through each applicable vesting date.

(4)

25% of the total shares underlying this option will vest on September 1, 2016. The remaining shares vest 1/36th monthly through September 1, 2019, subject to the officer’s continued service through each applicable vesting date.

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(5)

25% of the total shares underlying this option will vest on December 18, 2016. The remaining shares vest 1/36th monthly through December 18, 2019, subject to the officer’s continued service through each applicable vesting date.

(6)

25% of the total shares subject to restriction will vest on December 18, 2016. The remaining shares vest 1/3rd annually through December 18, 2019, subject to the officer’s continued service through each applicable vesting date.

(7)	Based on the closing price of our common stock of $26.94 per share as of December 31, 2015.

Potential Payments upon Termination of Employment or upon Change in Control

In 2015, we entered into employment agreements with Dr. Walker under which he serves as our President and Chief Executive Officer, Mr. Powala under which he serves as our Chief Operating Officer and Dr. Shanler under which he serves as our Chief Scientific Officer. The employment agreements became effective as of October 6, 2015. Under these agreements, Dr. Walker, Mr. Powala and Dr. Shanler are each eligible to receive severance benefits in specified circumstances.

Employment Agreements with Dr. Walker, Mr. Powala and Dr. Shanler

Pursuant to our employment agreements with Dr. Walker, Mr. Powala and Dr. Shanler, each executive officer is eligible for severance benefits in specified circumstances. In the event that we terminate Dr. Walker, Mr. Powala or Dr. Shanler without cause, he resigns for good reason or his employment is terminated due to death or disability, he, or his estate, will be entitled to receive, upon execution and effectiveness of a release of claims, (i) continued payment of his then-current salary for a period of 12 months following termination for Dr. Walker and for a period of nine months following termination for each of Mr. Powala and Dr. Shanler, in each case payable in accordance with our normal payroll practices, (ii) a lump sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination and (iii) a direct payment by us to the applicable healthcare provider of 100% of the medical, vision and dental coverage premiums due to maintain any COBRA coverage for which he is eligible and has appropriately elected through the earlier of (A) 12 months following termination for Dr. Walker and nine months following termination for each of Mr. Powala and Dr. Shanler and (B) the date he becomes eligible for substantially equivalent coverage in connection with new employment.

In addition, in the event of termination without cause, for good reason, or due to death or disability of each of Dr. Walker, Mr. Powala or Dr. Shanler occurs on or within three months prior to, or within 12 months following, a change of control, he will be entitled to (i) continuation of his base salary for an additional 12 months for Dr. Walker and six months for each of Mr. Powala and Dr. Shanler following the end of the initial severance period, (ii) up to six additional months of paid COBRA premiums (or until he receives substantially equivalent coverage in connection with new employment, if earlier) and (iii) if the termination occurs on or within three months prior to the change of control, all of his unvested stock options and other equity awards outstanding on the effective date of termination will become fully vested on the effective date of the change of control, or if the termination occurs within 12 months following the effective date of the change of control, provided that any surviving corporation or acquiring corporation assumes his stock options or other equity awards, as applicable, or substitutes similar stock options or equity awards for his stock options or equity awards, as applicable, in accordance with the terms of the applicable equity incentive plans, all unvested stock options and other equity awards outstanding on the effective date of termination will become fully vested on the date of termination.

In the event Dr. Walker's, Mr. Powala's or Dr. Shanler's employment is terminated upon nonrenewal of the employment agreement by us, he will continue to receive his salary and benefits during the 90-day nonrenewal notice period, and, upon execution and effectiveness of a release of claims, he will be entitled to receive (i) continued payment of his then-current salary for a period of 12 months following termination for Dr. Walker and for a period of nine months following termination for each of Mr. Powala and Dr. Shanler, in each case payable in accordance with our normal payroll practices, (ii) a lump sum payment of any approved but unpaid bonuses or portion thereof for the preceding year or the year of termination and (iii) a direct payment by us to the applicable healthcare provider of 100% of the medical, vision and dental coverage premiums due to maintain any COBRA coverage for which he is eligible and has appropriately elected through the earlier of (A) eight months following termination for Dr. Walker and five months following termination for each of

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Mr. Powala and Dr. Shanler and (B) the date the officer becomes eligible for substantially equivalent coverage in connection with new employment.

The following definitions have been adopted in these employment agreements:

•

“cause” means: (i) his conviction of, or guilty plea to, a crime of moral turpitude, whether or not a felony, or a felony, other than traffic violations; (ii) any act or omission by him which constitutes gross negligence or a material breach of his duty of loyalty; (iii) any material breach by him of our personnel policies, including those prohibiting acts of discrimination, harassment or retaliation; (iv) any act constituting dishonesty, fraud, immoral or disreputable conduct; (v) refusal to follow or implement a clear and reasonable directive; (vi) breach of fiduciary duty; or (vii) a material violation or breach by him of his employment agreement, subject to specified exceptions, or any other agreement with us;

•

“good reason” means, in the absence of events that would support a termination for cause: (i) there is a material failure by us or our successor to pay his salary or additional compensation or benefits in accordance with the employment agreement; (ii) his annual base salary is materially decreased without his prior written consent; (iii) he is assigned duties substantially inconsistent with his title and the responsibilities set forth in his job description without his prior written consent; (iv) his place of employment is changed to a location that is greater than 50 miles from his current place of employment; or (v) any other material violation or breach by us of his employment agreement; provided, however, none of the above events will constitute good reason absent him providing us with proper notice and our failure to cure such event within 30 days of such notice; and

•

“change in control” means: (i) our consolidation or merger with or into any other corporation or other entity or person, or any other corporate reorganization, in which our stockholders immediately prior to such consolidation, merger or reorganization own, in the aggregate, less than 50% of the surviving entity's voting power or outstanding capital stock immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions to which we, or any of our stockholders is a party in which greater than 50% of our voting power or outstanding capital stock is transferred, or pursuant to which any person or group of affiliated persons obtains greater than 50% of our voting power or outstanding capital stock, excluding any consolidation or merger effected exclusively to change our domicile; or (ii) any sale, lease or other disposition, including through a division or spin-off transaction, of all or substantially all of our assets or any of our subsidiaries' assets or any sale, lease or exclusive license or other disposition of all or substantially all of our intellectual property; provided, however that neither of the following constitutes a change of control: (A) transfers of capital stock by an existing stockholder as a result of death or otherwise for estate planning purposes or to such stockholder's affiliates or to any of our other existing stockholders; or (B) issuances of our equity securities in connection with financings for working capital and other general corporate purposes.

Health and Welfare Benefits

We maintain a tax-qualified retirement plan that provides eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation subject to applicable annual Code limits. Currently, we match 100% of each eligible employee's contributions up to 4.0% of total eligible compensation. Employees’ pre-tax contributions are allocated to each participant's individual account and are then invested in selected investment alternatives according to the participants' directions. Employees are immediately and fully vested in their contributions, and our matching contribution is subject to a six-year vesting schedule. The 401(k) plan is intended to be qualified under Section 401(a) of the Code with the 401(k) plan's related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan.

We do not provide perquisites or personal benefits to our named executive officers. We do, however, pay the premiums for term life insurance for all of our employees, including our named executive officers.

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Non-Employee Director Compensation

With the exception of payments to NST Consulting, LLC for the services of Mr. Tullman, the Chairman of our Board, no retainers were paid in respect of any period prior to the completion of our initial public offering. Effective upon the completion of our initial public offering in October 2015, under our director compensation policy, we paid each of our non-employee directors a cash retainer for service on the Board and for service on each committee on which the director was a member. The policy applies to each of our directors who is not an employee or an affiliate of our company, which is currently all directors other than Dr. Walker and Mr. Tullman.  Pursuant to the policy, each non-employee director, who is not an employee or an affiliate of our company, receives an annual cash retainer of $35,000 for serving on our Board. The Chairman and members of each of the Audit, Compensation and Nominating and Corporate Governance Committees receive an additional retainer for such service, as follows:

	MEMBER ANNUAL SERVICE RETAINER	CHAIRMAN ANNUAL SERVICE RETAINER
Audit Committee	$7,500	$16,500
Compensation Committee	$5,000	$10,000
Nominating and Corporate Governance Committee	$3,500	$7,500

All annual cash compensation amounts are payable in equal quarterly installments in arrears, on the last day of each fiscal quarter for which the service occurred, pro-rated based on the days served in the applicable fiscal quarter. With respect to Mr. Tullman, the Chairman of our Board, we have agreed to pay him an annual retainer of $100,000 for his services as Chairman.

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our Board and committee meetings.

Each new non-employee director who joins our Board will be granted a stock option to purchase a number of shares of common stock under our 2015 Plan such that the option has a Black-Scholes value as of the grant date of $160,000, vesting monthly over three years from the grant date, subject to continued service as a director through the applicable vesting date.

On the date of each annual meeting of our stockholders, each non-employee director who continues to serve as a director of our company following the meeting will be granted a stock option to purchase a number of shares of common stock under our 2015 Plan, such that the option has a Black-Scholes value as of the grant date of $90,000, vesting monthly over one year from the grant date, subject to continued service as a director through the applicable vesting date.

The exercise price per share of each stock option granted under the non-employee director compensation policy will be equal to the closing price of our common stock on the date of the option grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the non-employee director's continuous service with us.

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2015 Director Compensation

The following table shows the compensation earned by each of our non-employee directors for 2015.  Board and committee retainers were prorated for the period from October 6, 2015 through December 31, 2015. Dr. Walker, our President and Chief Executive Officer, is also a director but does not receive any additional compensation for his service as a director. Dr. Walker’s compensation as an executive officer is set forth above under “Executive Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Option awards ($)(1)		Total ($)
Stephen A. Tullman	25,000	336,477	(2)	361,477
Richard A. Bierly	12,875	154,068	(3)	166,943
Albert Cha, M.D., Ph.D.	12,250	—		12,250
Anand Mehra, M.D.	10,625	—		10,625
Christopher Molineaux	13,813	120,589	(4)	134,402

(1)

Reflects the aggregate grant date fair value of options granted during the fiscal year ended December 31, 2015 calculated in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Our directors will not realize the estimated value of these awards until the awards are vested, exercised and sold.

(2)

Consists of an option granted on September 1, 2015 to purchase 22,180 shares, with a grant date fair value of $183,437 and an option granted on December 18, 2015 to purchase 7,095 shares, with a grant date fair value of $153,039.  As of December 31, 2015, Mr. Tullman held options to purchase 92,036 shares of our common stock.

(3)

Consists of an option granted on October 6, 2015 to purchase 17,800 shares, with a grant date fair value of $154,068.  As of December 31, 2015, Mr. Bierly held options to purchase 17,800 shares of our common stock.

(4)

Consists of an option granted on September 1, 2015 to purchase 7,385 shares, with a grant date fair value of $61,077 and an option granted on December 18, 2015 to purchase 2,759 shares, with a grant date fair value of $59,512.  As of December 31, 2015, Mr. Molineaux held options to purchase 20,375 shares of our common stock.

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Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our equity compensation plans in effect as of December 31, 2015:

-
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (1)) (3)
Equity compensation plans approved by security holders:
2012 Equity Compensation Plan	1,140,524	$6.52	—
2015 Equity Incentive Plan	651,800	$23.88	2,132,595
Equity compensation plans not approved by security holders	—	—	—
Total	1,792,324		2,132,595

(1)

Effective upon the our initial public offering, no additional further options or awards may be granted under the 2012 Equity Compensation Plan; all outstanding stock awards will continue to be governed by their existing terms.

(2)

Weighted average exercise price for the 2015 Plan gives effect to outstanding restricted stock units, which have no exercise price.  Excluding the restricted stock units, the weighted average exercise price would be $26.03 per share.

(3)

On January 1 of each year, the number of shares reserved under the 2015 Plan is automatically increased by 4% of the total number of shares of common stock that are outstanding at that time, or a lesser number of shares as may be determined by our Board. Pursuant to the terms of the 2015 Plan, an additional 806,300 shares were added to the number of available shares effective January 1, 2016.

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Transactions With Related Persons

Related Person Transactions policy and Procedures

Prior to our initial public offering, we had not had a formal policy regarding approval of transactions with related parties. Effective as of the completion of our initial public offering in October 2015, we have adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions that will become effective immediately upon the execution of the underwriting agreement for this offering. For purposes of our policy only, a related person transaction will be a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director will not be covered by this policy. A related person will be any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from as the case may be, an unrelated third party or to or from employees generally. Under the policy, we collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our Audit Committee, or other independent body of our Board, takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;
•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
•	the availability of other sources for comparable services or products; and
•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our Audit Committee, or other independent body of our Board, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board, determines in the good faith exercise of its discretion.

Certain Related Person Transactions

Except as described below, there have been no transactions since January 1, 2015 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or any members of their immediate family, had or will have a direct or indirect material interest, other than compensation arrangements which are described under “Executive Compensation” and “Non-Employee Director Compensation.”

Participation in Initial Public Offering

Funds affiliated with Vivo Ventures Fund VII, L.P., Sofinnova Venture Partners VIII, L.P., FMR LLC and RA Capital Management LLC, each of which was a holder of more than 5% of our common stock at the time of our initial public offering in October 2015, purchased an aggregate of 454,545 shares, 409,090 shares, 335,455 shares and 1,250,000 shares,

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respectively, of our common stock in our initial public offering. All shares were purchased at the initial public offering price to the public of $11.00 per share.

Sales of Series C Redeemable Convertible Preferred Stock

In August 2015, we sold an aggregate of 12,944,984 shares of our Series C convertible preferred stock at a price of $3.09 per share for an aggregate price of $40.0 million, 8,188,959 shares of which were sold to holders of more than 5% of our voting securities, executive officers and members of our Board. Upon the closing of our initial public offering, each share of Series C convertible preferred stock converted into 0.289255 shares of our common stock.

The table below summarizes these sales:

Purchaser	Shares of Series C Convertible Preferred Stock Purchased	Aggregate Purchase Price
Entities affiliated with Vivo Ventures Fund VII, L.P.	1,375,405	$4,250,000
Beacon Bioventures Fund III Limited Partnership	1,496,764	4,625,000
Sofinnova Venture Partners VIII, L.P.	2,063,107	6,375,000
Entities affiliated with RA Capital Healthcare Fund, L.P.	3,236,246	10,000,000
Stephen A. Tullman(1)	17,437	53,880
Total	8,188,959	$25,303,880

(1)	Consists of shares held by a trust of which Mr. Tullman's wife is the trustee.

Investors' Rights Agreement

In connection with the Series C convertible preferred stock financing described above, we entered into an investors' rights agreement with the holders of preferred stock, including each of the persons and entities listed in the table above.  Pursuant to this agreement, we have granted rights to register the resale of their shares. The provisions of this agreement other than those relating to registration rights terminated upon the completion of our initial public offering. The surviving provisions of this agreement provide those holders with customary demand and piggyback registration rights with respect to the shares of common stock currently held by them and that were issuable to them upon conversion of our convertible preferred stock in connection with our initial public offering. Registration rights terminate upon the earlier of the fifth anniversary of our initial public offering in October 2020, or, with respect to a particular holder, at such time as the holder and its affiliates may sell all of their shares of common stock pursuant to Rule 144 under the Securities Act, without any restrictions on volume.

Services Agreements

In February 2014, we entered into a services agreement with NST, LLC (the “NST services agreement”), pursuant to which NST, LLC provided us with pharmaceutical development, management and other administrative services, and we provided services to NST, LLC. Steve Tullman, our Chairman, is the manager of NST, LLC and Ms. Ali-Jackson is the Chief Legal Officer of NST, LLC. In addition, several of our directors and executive officers are members of NST, LLC, including Mr. Tullman, Neal Walker, Frank Ruffo and Kamil Ali-Jackson. These directors and executive officers in the aggregate own approximately 44% of the membership interests in NST, LLC.

The NST services agreement was amended in January 2015 pursuant to which NST, LLC assigned all interests, rights, duties and obligations under the NST services agreement to NST Consulting, LLC, a wholly owned subsidiary of NST, LLC. Mr. Tullman is also the manager of NST Consulting, LLC. The NST services agreement was further amended in August 2015, November 2015 and January 2016 to adjust the amount of services we are obligated to provide to NST Consulting, LLC and the amount of services NST Consulting, LLC is obligated to provide to us.

Under the terms of the NST services agreement, as amended, NST Consulting, LLC provides us with the part-time services of some NST Consulting, LLC employees and we are obligated to pay NST Consulting, LLC a monthly service fee of $39,800, including benefits-related expenses. In addition, we have agreed to indemnify NST Consulting, LLC and its

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officers, employees and directors against all losses (i) arising out of, due to or in connection with the provision of services under the NST services agreement, subject to specified exceptions, and (ii) resulting from our or our affiliates' gross negligence or intentional misconduct. The NST services agreement may be terminated by either party upon 30 days' written notice.

In addition, through NST Consulting, LLC, we provide the part-time services of some of our executive officers and employees to Ralexar Therapeutics, Inc., a company under common control with us, and NST Consulting, LLC reimburses us for the services of these executive officers and employees to Ralexar Therapeutics, Inc. Specifically, NST Consulting, LLC reimburses us for 10% of the salaries of each of Mr. Powala and Dr. Shanler, plus 25% of the reimbursed amount to cover these executive officers’ benefits related expenses. The total personnel reimbursements from NST Consulting, LLC equal an aggregate payment of $10,675 per month. Our directors and executive officers in the aggregate own approximately 21% of Ralexar Therapeutics, Inc.

For the year ended December 31, 2015, the reimbursements to us from NST Consulting, LLC aggregated $552,913, and the reimbursements from us to NST Consulting, LLC aggregated $506,133.

Subleases

In March 2014, we entered into an Amended and Restated Sublease with NeXeption, Inc., which was subsequently amended in December 2014 and August 2015. Mr. Tullman is the President and Chief Executive Officer and owns 50.0% of the ownership interests of NeXeption, Inc. and Ms. Ali-Jackson is the Chief Legal Officer of NeXeption, Inc. In August 2015, pursuant to an Assignment and Assumption Agreement, NeXeption, Inc. assigned all interests, rights, duties and obligations under the Amended and Restated Sublease to NST Consulting, LLC.

For the year ended December 31, 2015, we made aggregate payments pursuant to these sublease agreements with NST Consulting, LLC of $123,960.

Indemnification Agreements

We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

32.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders.    This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

Brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials.  A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.  If you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or direct your written request to Aclaris Therapeutics, Inc., Attn: Corporate Secretary, 101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355.    Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

33.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Kamil Ali-Jackson

Secretary

May 20, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Aclaris Therapeutics, Inc.,  101 Lindenwood Drive, Suite 400, Malvern, Pennsylvania 19355

34.

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ACLARIS THERAPEUTICS, INC C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following directors to hold office until the 2019 Annual Meeting: nominee(s) on the line below. 0 0 0 1. Election of Directors Nominees 01 Neal Walker 02 Albert Cha, M.D., Ph.D. The Board of Directors recommends you vote FOR the following proposal: 2To ratify the selection by the Audit Committee of the Board of Directors of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Aclaris Therapeutics, Inc. for its fiscal year ending December 31, 2016. ForAgainst Abstain 0 0 0 NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000292367_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement are available at www.proxyvote.com ACLARIS THERAPEUTICS, INC. Annual Meeting of Stockholders June 29, 2016 9:00 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Neal Walker, Frank Ruffo and Kamil Ali-Jackson, or any of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ACLARIS THERAPEUTICS, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 09:00 AM, Eastern Daylight Time on 6/29/2016, at The Desmond Hotel, One Liberty Boulevard, Malvern, Pennsylvania 19355 and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000292367_2 R1.0.1.25